Exhibit 10.4

NN, INC.

PERFORMANCE SHARE UNIT GRANT NOTICE

NN, Inc., a Delaware corporation, (the “Company”), hereby grants to the holder listed below (“Grantee”), the right to receive a number of performance share units (the “Performance Share Units”) as set forth below (the “Performance Share Unit Award”). The Performance Share Units are subject to the terms and conditions set forth in this Performance Share Unit Grant Notice (the “Grant Notice”) and the Performance Share Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), which are incorporated herein by reference.

This Performance Share Unit Award is a stand-alone award separate and apart from, and outside of, the Company’s 2022 Omnibus Incentive Plan (the “Plan”) and is intended to constitute a non-plan based inducement grant as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute a Performance Award granted under the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to this Grant Notice and the Agreement as though this Performance Share Unit Award had been granted under the Plan, and this Performance Share Unit Award shall be subject to such terms, conditions and definitions, which are hereby incorporated herein by reference and made a part hereof.

Grantee:	Christopher H. Bohnert
Grant Date:	June 25, 2024
Target Number of Performance Share Units:	287,000 Performance Share Units
Performance Period:	June 25, 2024 through June 24, 2029
Determination Date:	The date on which the Committee determines whether the performance goals to which this Performance Share Unit Award relates have been met.

By his signature and the Company’s signature below, Grantee agrees to be bound by the terms and conditions of the Agreement and this Grant Notice. Grantee has reviewed the Agreement and this Grant Notice in their entirety. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Grant Notice or the Agreement.

NN, INC.		GRANTEE

By:	/s/ Harold C. Bevis	By:	/s/ Christopher H. Bohnert

Print Name: Harold C. Bevis		Print Name: Christopher H. Bohnert
Title: President and CEO

EXHIBIT A

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Pursuant to this Performance Share Unit Award Agreement (this “Agreement”) and the Grant Notice to which it is attached, the Company has granted to Grantee the right to receive the number of Performance Share Units set forth in the Grant Notice, subject to the terms and conditions of this Agreement.

ARTICLE I

GENERAL

1.1 Defined Terms. Although the Performance Share Unit Award is not granted under the Company’s 2022 Omnibus Incentive Plan (the “Plan”), for purposes of this Agreement, capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

ARTICLE II

GRANT OF PERFORMANCE SHARE UNITS

2.1 Grant. In consideration of Grantee’s future employment with or service to the Company or a Subsidiary, as an inducement to accept employment with the Company and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Grantee the Performance Share Unit Award. Each Performance Share Unit represents the right to receive one Share (or the Fair Market Value thereof) upon the expiration of the performance period set forth in the Grant Notice (the “Performance Period”) and otherwise subject to the terms, conditions and restrictions set forth in this Agreement. The Grantee’s interest in the Performance Share Units granted hereby shall be that of a general, unsecured creditor of the Company.

2.2 Lapse of Restrictions. Subject to Sections 3.2, 3.3 and 3.4 hereof, the restrictions associated with the Performance Share Units granted pursuant to the Grant Notice shall lapse on the Determination Date as set forth in the Grant Notice (the “Vesting Date” as it pertains to Performance Share Units that vest) but only if (a) and to the extent the Company has achieved the performance targets for the Performance Period as set forth on Exhibit A-1 hereto, and (b) the Grantee has remained in service with the Company or any of its Subsidiaries continuously from the Grant Date until the Determination Date. In the event the performance targets shall not have been met as of the Determination Date with respect to some or all of the Performance Share Units, such Performance Share Units shall be cancelled for no further consideration as of the Determination Date.

2.3 Settlement. The Grantee shall be entitled to settlement of the Performance Share Units covered by this Agreement on the Vesting Date to the extent the Performance Share Units have not previously been forfeited and the restrictions associated with the Performance Share Units lapse in accordance with Section 2.2 hereof. Such settlement shall be made as promptly as practicable thereafter (but in no event after the forty-fifth day following the Vesting Date) through, in the sole discretion of the Committee, either (a) the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in book entry form in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested Performance Share Units, or (b) a payment of cash to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) equal to the Fair Market Value of the Shares that would otherwise have been issued pursuant to (a) above.

2.4 Dividends. If the Company pays a cash dividend on its common stock, the Grantee shall accrue in his or her Dividend Account (as defined below) a cash dividend equivalent with respect to the maximum number of Performance Share Units issuable pursuant to this Agreement as of the record date for the dividend. The Company shall cause an account (the “Dividend Account”) to be established and maintained as part of the records of the Company to evidence the aggregate cash dividend equivalents accrued by the Grantee from time to time under this Section 2.4. No interest shall accrue on any amounts reflected in the Dividend Account. The Grantee’s interest in the amounts reflected in the Dividend Account shall be that of a general, unsecured creditor of the Company. Subject to, and as promptly as practicable following, the settlement of the Performance Share Units pursuant to Section 2.3 hereunder, the Company shall pay an amount in cash (without interest and subject to applicable withholding taxes) to the Grantee (or his or her permitted transferee(s) who are issued Shares or cash pursuant to Section 2.3 hereunder) equal to the aggregate cash dividend equivalents accrued in the Grantee’s Dividend Account with respect to the vested Performance Share Units settled with the Grantee and the Grantee’s Dividend Account shall be eliminated at that time. In the event that the Grantee forfeits his or her rights to all or any portion of the Performance Share Units (or such Performance Share Units are otherwise cancelled on account of the Company’s actual performance), the Grantee also shall forfeit his or her rights to any cash dividend equivalents accrued in the Grantee’s Dividend Account with respect to such forfeited or cancelled units and the Grantee’s Dividend Account shall be eliminated at that time.

2.5 Adjustment Upon Changes in Capital. In the event of a change in capitalization or other adjustment event that impacts the Shares and occurs prior to a Change in Control, the Stock Price and number of Earned Shares Earned, each as set forth on Exhibit A, shall be equitably adjusted as determined by the Committee in its sole discretion to be necessary to preserve the intended purpose of the Performance Share Units.

ARTICLE III

SEPARATION FROM SERVICE; CHANGE IN CONTROL

3.1 In General. In the event that Grantee Separates from Service for any reason, other than death or Disability, prior to the settlement of this Performance Share Unit Award pursuant to Section 2.3, all unvested Performance Share Units shall be immediately forfeited and Grantee shall have no further rights with respect to such Performance Share Units, except as may be determined otherwise by the Committee in its the sole and absolute discretion.

3.2 Death or Disability. In the event that Grantee Separates from Service by reason of death or Disability, a proportionate number of Performance Share Units shall be deemed vested and the date of the Grantee’s death or Disability shall be the Vesting Date with respect to such Performance Share Units which shall thereupon settle in accordance with Section 2.3 hereof. For purposes of this Section 3.2, the “proportionate number” of Performance Share Units shall be the “target” number of Performance Share Units set forth in the Grant Notice, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which Grantee was employed by the Company (or any Subsidiary) and the denominator of which is the total number of days in the Performance Period.

3.3 Qualifying Termination. In the event of a Separation from Service for a Qualifying Termination (as defined in that certain Separation Agreement, dated June 25, 2024, by and between the Company and the Grantee (the “Separation Agreement”)), a proportionate number of Performance Share Units shall be deemed vested, and the date of the Separation from Service shall be the Vesting Date with respect to such Performance Share Units which shall thereupon settle in accordance with Section 2.3 hereof. For purposes of this Section 3.3, the “proportionate number” of Performance Share Units shall be the Earned Units, as determined by the Committee for the period between the commencement of the Performance Period and the one year anniversary of the date of the Separation of Service , multiplied by a fraction, the numerator of which is the number of days between the commencement of the Performance Period and the one year anniversary of the date of the Separation of Service, and the denominator of which is the total number of days in the Performance Period.

3.4 Change in Control. Upon the occurrence of a Change in Control (as defined in the Separation Agreement), all then-in-progress Performance Periods for Performance Share Units that are outstanding shall end, , and the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance Share Units, if at all, based on the Change in Control consideration, which amount may be zero if applicable. If a Change in Control occurs prior to the completion of the Performance Period, the Earned Shares at the level set forth above shall vest effective as of such Change in Control, except to the extent that a Substitute Award is provided to the Grantee to replace the Earned Shares. From and after the Change in Control, any such Substitute Award shall vest solely based on the Grantee’s service through the fifth anniversary of the Grant Date, subject to accelerated vesting on certain terminations of employment as set forth in this Article III.

ARTICLE IV

CONFIDENTIAL INFORMATION; RESTRICTIVE COVENANTS

4.1 Disclosure of Confidential Information. The Company has developed confidential information, strategies and programs, which include customer lists, prospects, lists, expansion and acquisition plans, market research, sales systems, marketing programs, computer systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, customer lists, methods of operating, service systems, training programs and methods, other trade secrets and information about the business in which the Company is engaged that is not known to the public and gives the Company an opportunity to obtain an advantage over competitors who do not know of such information (collectively, “Confidential Information”), provided that the term “Confidential Information” shall not include (i) any such information that, prior to its use or disclosure by Grantee, can be shown to have been in the public domain or generally known or available to customers, suppliers or competitors of the Company through no breach of the provisions of this Agreement or other non-disclosure covenants; (ii) any such information that, prior to its disclosure by the Grantee, was rightfully in the receiving third party’s possession, without violation of the provisions of this Agreement or other non-disclosure covenants; and (iii) any such information that, prior to its disclosure by the Grantee, was independently developed by the receiving third party without violation of the provisions of this Agreement or other non-disclosure covenants. In performing duties for the Company, Grantee regularly will be exposed to and work with Confidential Information of the Company. Grantee may also be exposed to and work with Confidential Information of the Company’s affiliates and subsidiaries. Grantee acknowledges that Confidential Information of the Company and its affiliates and subsidiaries is critical to the Company’s success and that the Company and its affiliates and subsidiaries have invested substantial sums of money in developing the Confidential Information. While Grantee is employed by the Company and after such employment ends for any reason, Grantee will never reproduce, publish, disclose, use, reveal, show or otherwise communicate to any person or entity any Confidential Information of Company, its affiliates, and/or its subsidiaries unless specifically directed by the Company to do so in writing, provided that nothing herein shall prohibit the Grantee from disclosing Confidential Information as required by law or pursuant to legal process. Grantee agrees that whenever Grantee’s employment with the Company ends for any reason, all documents containing or referring to Confidential Information of the Company, its affiliates, and/or its subsidiaries that may be in Grantee’s possession or control will be delivered by Grantee to the Company promptly upon the Company’s request.

4.2 Non-Interference with Personnel Relations. At any time while Grantee is employed by the Company and at any time during the Restrictive Period, Grantee acting either directly or indirectly, or through any other person, firm, or corporation, will not then, at such time, hire, contract with or employ any then employee of the Company, and/or any then employee of an affiliate or subsidiary of the Company with which Grantee interacted or about which Grantee gained Confidential Information during his employment with Company (“Restricted Employees”). Further, Grantee will not induce or attempt to induce or influence any of the Restricted Employees to terminate employment with the Company, affiliate, and/or subsidiary.

4.3 Non-Competition. While Grantee is employed by the Company and at any time during the period of months following the end of Grantee’s employment, regardless of reason, which is equal to twelve (12) months or the number of months for which Executive has received base salary payments (whether in the form of continuation payments or lump sum payment), whichever is greater (the “Restrictive Period”), Grantee will not, directly or indirectly, or through any other person, firm or corporation (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any company that engages in a Competing Business, as defined below, or (ii) call on, solicit or communicate with any of the Company’s customers or suppliers for any purpose related to a Competing Business, as defined below. A “Competing Business” is one that engages in the production, sale, or marketing of a product or service that is substantially similar to, or serves the same purpose as, any product or service produced, sold or marketed by the Company or any parent, subsidiary or affiliate of the Company with which Executive interacted or about which Executive gained Confidential Information during his employment with the Company anywhere in (A) the world; (B) the United States; (C) the state of North Carolina or (D) within a 200 mile radius of any facility of the Company. The term “customer” or “supplier” means any customer or supplier (whether actual or potential) with whom Grantee or any other employee of the Company or any parent, subsidiary or affiliate of the Company had business contact during the eighteen (18) months immediately before Grantee’s employment with the Company ended. Notwithstanding the foregoing, this paragraph shall not be construed to prohibit Grantee from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a national securities exchange or over-the-counter.

4.4 Notification to Subsequent Employers. Grantee grants the Company the right to notify any future employer or prospective employer of Grantee concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

4.5 Company Proprietary Rights.

(a) Company to Retain Rights. Grantee agrees that all right, title and interest of every kind and nature whatsoever in and to copyrights, patents, ideas, business or strategic plans and concepts, studies, presentations, creations, inventions, writings, properties, discoveries and all other intellectual property conceived by Grantee during the term of this Agreement and pertaining to or useful in or to (directly or indirectly) the activities of the Company and/or any parent, subsidiary or affiliate of the Company (collectively, “Company Intellectual Property”) shall become and remain the exclusive property of the Company and/or such parent, subsidiary or affiliate, and Grantee shall have no interest therein.

(b) Further Assurances. At the request of the Company, Grantee shall, at the Company’s expense but without additional consideration, execute such documents and perform such other acts as the Company may deem necessary or appropriate to vest in the Company or its designee such title as Grantee may have to all Company Intellectual Property in which Grantee may be able to claim any rights by virtue of his employment under this Agreement.

(c) Return of Material. Upon the termination of the Grantee’s employment, at the Company’s written request, Grantee will promptly return to the Company all copies of information protected by Section 4.5(a) hereof which are in his possession, custody or control, whether prepared by him or others, and Grantee agrees that he shall not retain any of same.

ARTICLE V

OTHER PROVISIONS

5.1 No Transfer or Pledge of Performance Share Units. The Performance Share Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 5.1 shall be null and void.

5.2 Tax Withholding. The Company’s obligation to settle vested Performance Share Units shall be subject to the Grantee’s satisfaction of any applicable federal, state, local and foreign withholding obligations or withholding taxes, including any employer minimum statutory withholding (“Withholding Taxes”), and the Grantee shall pay the amount of any such Withholding Taxes to the Company as set forth in this Section 5.2. The Grantee may satisfy his or her obligation to pay the Withholding Taxes by: (i) making a cash payment to the Company in an amount equal to the Withholding Taxes; (ii) having the Company withhold Shares otherwise deliverable to the Grantee pursuant to settlement of vested Performance Share Units; or (iii) delivering, actually or by attestation, to the Company Shares already owned by the Grantee; provided that in the case of (ii) or (iii) the amount of such Shares withheld or Shares delivered (with the value of such Shares being based on the Fair Market Value of a Share as of the payment date as determined by the Committee) shall be determined by the Committee. The Grantee acknowledges and agrees that the Company has the right to deduct from compensation or other amounts owing to the Grantee an amount not to exceed the Withholding Taxes. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Performance Share Units or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure this Performance Share Unit Award to reduce or eliminate Grantee’s tax liability.

5.3 Stock Subject to Award. In the event that the Company Shares should, as a result of a stock split or stock dividend or combination of shares or any other change, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Performance Share Units that have been awarded to Grantee shall be adjusted in an equitable and proportionate manner to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

5.4 Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Performance Share Units (including any dividend equivalent rights related thereto) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the Performance Share Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Performance Share Units and any dividend equivalent rights in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Grantee’s termination of employment with the Company and its Subsidiaries, the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment of Performance Units (and related dividend equivalent units) constitutes a “separate payment” for purposes of Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Grantee by Code Section 409A or damages for failing to comply with Code Section 409A.

5.5 No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary of the Company), and the Company (or any Subsidiary of the Company) may at any time dismiss the Grantee from employment, free from any liability or any claim under this Agreement.

5.6 Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

5.7 Entire Agreement. This Agreement contains the entire understanding and agreement between the Company and the Grantee concerning the Performance Share Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Performance Share Units, either orally or in writing, that are not included in this Agreement.

5.8 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

5.9 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.10 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Grantee shall be addressed to Grantee at Grantee’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.10, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.11 Amendment. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that no amendment, modification, suspension or termination of this Agreement shall adversely affect this Performance Share Unit Award in any material way without the prior written consent of Grantee.

5.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.1 hereof, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.13 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.14 Conformity to Securities Laws. Grantee acknowledges that the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the SEC and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Performance Share Units are granted only in such a manner as to conform to applicable law. To the extent permitted by applicable law and this Agreement shall be deemed amended to the extent necessary to conform to applicable law.

5.15 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement. The Company and Grantee believe the covenants and agreements contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

5.16 Clawback. Any Shares or cash issued pursuant to this Award shall be subject to mandatory repayment by the Grantee to the Company to the extent that such Grantee is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Subsidiary thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

[remainder of this page intentionally left blank]

EXHIBIT A-1

Performance Goals

Performance Period: June 25, 2024 through June 24, 2029

Subject to the terms and conditions of this Agreement, Executive shall be entitled to receive up to 287,000 PSUs during the Performance Period, as illustrated in the below table. Executive shall earn 41,000 PSUs upon the Average Stock Price of the Company’s common stock, par value $0.01 per share (“Common Stock”), meeting or exceeding $5.00, with Executive earning additional PSUs in increments of 41,000 for each dollar increase to the Average Stock Price thereafter, with a cap of $11.00 on the measurement of the Average Stock Price. For purposes of this Exhibit A-1, “Average Stock Price” shall be calculated based on the sum of (i) the Fair Market Value of a share of Common Stock on each day of any twenty (20) consecutive trading days (the “Measurement Period”), divided by twenty (20), and (ii) cumulative dividends, if any, actually paid during the Measurement Period. For purposes of this Exhibit A-1, “Fair Market Value” means, as of any given date, the closing price of a share of the Common Stock on the Nasdaq Stock Market LLC (or any successor exchange). For the avoidance of doubt, there shall be no interpolation between the Average Stock Prices.

Subject to Article III, PSUs earned in the Performance Period (the “Earned Shares”) will vest at the end of the Performance Period.

Average Stock Price	Aggregate Number of Shares Earned
$1.00	0
$2.00	0
$3.00	0
$4.00	0
$5.00	41,000
$6.00	82,000
$7.00	123,000
$8.00	164,000
$9.00	205,000
$10.00	246,000
$11.00	287,000

1